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                                                                     EXHIBIT 3.1

                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                   JUPITER MARINE INTERNATIONAL HOLDINGS, INC.

         Pursuant to Sections 607.1006 and 607.0602 of the Business Corporation Act of the State of Florida, the undersigned President of Jupiter Marine International Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document #P98000044821 does hereby certify:

         First: that pursuant to the Article IV of the Articles of Incorporation of the Corporation filed on May 19, 1998, the Board of Directors of the Corporation is authorized at any time and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relations, participating, optional or other special rights, qualifications, limitations or restrictions thereof.

         Second: that pursuant to a Written Consent of the Board of Directors of said Corporation dated July 24, 2000, the Board of Directors approved (1) the clarification and restating of the designation of Series B Preferred Stock, and
(2) an addition to the Corporation's Articles of Incorporation creating the series of preferred stock as follows:

         Paragraph 1 of Article IV designating Series B Preferred Stock shall be deleted and substituted by the following:

                            SERIES B PREFERRED STOCK

         The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

         1. DESIGNATIONS AND AMOUNTS. Five Hundred Thousand (500,000) shares of the Corporation's authorized Preferred Stock are designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").




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         The following shall be added to Article IV of the Amended Articles of
Incorporation:

                            SERIES C PREFERRED STOCK

         The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Series C Preferred Stock to be designated as follows:

         1. DESIGNATIONS AND AMOUNTS. One Million Five Hundred Thousand (1,500,000) shares of the Company's authorized Series C Preferred Stock are designated as Series C Convertible Preferred Stock.

         2. DIVIDENDS.

                  (a) The holders of outstanding Series C Preferred Stock shall be entitled to receive dividends at the annual rate of 8% based on the stated value per share, when and if declared by the board. Dividends shall be calculated from the date of issue and payable, in each case quarterly on the fifteenth day of April, July, October and January of each year (the "Dividend Payment Date"). Dividends shall be paid to recordholders of shares of Series C Preferred Stock as of the date one business day prior to the dividend payment date (the "Dividend Record Date"). The right of the holder of shares of Series C Preferred Stock as of the Dividend Record Date to the relevant dividend shall not be affected by the subsequent transfer or cancellation of such shares; such dividend being payable to the holder as of the Dividend Record Date notwithstanding such transfer or cancellation.

                  (b) Dividends on the shares of Series C Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of this series with respect to any dividend period is not declared by the Board , the Company shall be obligated to pay full dividend on the shares of this series with respect to such dividend period; provided, however, that any unpaid dividends shall not bear interest. All accrued interest shall be paid in full and in kind in October of each year using Series C Preferred Stock valued at $1.00 as payment.

                  (c) In addition to the Series C Preferred Stock dividend the holders of outstanding Series C Preferred Stock shall be entitled to participate, pro rata, in dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors which determination of net profits or surplus available for dividend shall be binding and conclusive on the holders of all stock of the Company at the time outstanding.


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         3. LIQUIDATION RIGHTS.

                  (a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each share of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect to any outstanding preferred stock ranking junior to the Series C Preferred Stock or the Common Stock but after such payment is made to the holders of the Company's Series A Preferred Stock and Series B Preferred Stock, an amount equal to One Dollar ($1.00) per share. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company available to be distributed shall be distributed ratably to the holders of the Series C Preferred Stock.

                  (b) After the payment or distribution to the holders of the Series C Preferred Stock of the full preferential amounts aforesaid, the holders of any preferred stock rank junior to the Preferred Stock and the Common Stock then outstanding shall be entitled to receive all of the remaining assets of the Company.

                  (c) Neither a consolidation, merger or reorganization of the Company, a sale or other transfer of all or substantially all of its assets, nor a sale of fifty percent (50%) or more of the Company's capital stock then issued and outstanding nor the purchase or redemption by the Company of stock of any class, nor the payment of a dividend or distribution from net profits or surplus of the Company shall be treated as or deemed to be a liquidation hereunder.

         4. REDEMPTION.

                  (a) The Company may redeem the Series C Preferred Stock, at a redemption price of $1.20 per share after providing 30 days prior written notice. In the event that the Company gives notice of redemption, the holder of the Series C Preferred Stock shall have 15 days from receiving such notification, to convert the Series C Preferred Stock into common stock of the Company in accordance with the terms set forth therein.

         5. VOTING RIGHTS.

                  Upon issuance, and subject to increase and additional rights as provided below, holders of the Series C Preferred Stock shall be entitled to vote with the holders of the Common Stock as a single class on all matters presented for a vote to the shareholders of the Company. The number of votes per share of the Series C Preferred Stock which can be cast shall be adjusted at such time or times as the conversion price is adjusted so that the number of votes per share of this Series C Preferred Stock which may



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be cast shall always be equal to the full number of shares of Common Stock into which each share of Series C Preferred Stock may be converted when voting with the holders of Common Stock as a single class.

         6. CONVERSION.

                  The Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

                  (a) Optional Conversion. Holders of outstanding shares of Series C Preferred Stock shall have an option to convert each share of Series C Preferred Stock into two (2) shares of the Company's Common Stock (the "Conversion Value") at any time.

                  (b) Automatic Conversion. The foregoing notwithstanding, each outstanding share of Series C Preferred Stock will automatically convert (i) upon the fifth anniversary of the date of issue if such shares are not converted prior to such time, or (ii) at such time as a registration statement registering for sale under the Securities Act of 1933, as amended ("the Securities Act"), the shares of the Company's Common Stock issuable upon such conversion of the Series C Preferred Stock is declared effective by the Securities and Exchange Commission (" Conversion Stock").

                  (c) Mechanics of Conversion. The conversion of all outstanding shares of Series C Preferred Stock to Common Stock shall occur automatically upon the occurrence of the events specified in Paragraph 6 (b) hereof ("Triggering Event"). The Company shall, within (10) ten days of either Triggering Event, provided written notice, first class postage pre-paid, to each holder of record of the Series C Preferred Stock to be converted, at his post office address last shown on the records of the Company, of the conversion (the "Conversion Notice"). The Conversion Notice shall state:

                           (i) That all of the holder's outstanding shares of
Series C Preferred Stock were converted;

                           (ii) The number of shares of Series C Preferred Stock
held by the holder that were converted;

                           (iii) The effective date of the Conversion (the
"Conversion Date") and the number of shares of Common Stock which the holder will receive; and

                           (iv) That the holder is to surrender to the Company,
in the manner and at the place designated, his certificate or certificates representing the shares of Series C Preferred Stock converted.



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                  Thereafter, each holder of Series C Preferred Stock shall
surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Conversion Notice, and thereupon the requisite number of shares of Common Stock shall be issued in the name of the person whose name appears on the surrendered certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock shall not have been surrendered, all rights with respect to such shares shall forthwith after the Conversion Date, terminate, except only the right of the holders to receive the appropriate number of shares of Common Stock upon surrender of their certificate or certificates therefor.

                  (d) ADJUSTMENT FOR STOCK DIVIDENDS; STOCK SPLITS, ETC. If, prior to the date on which all shares of the Series C Preferred Stock are converted, the Company shall (i) pay a dividend in shares of Common Stock, (ii) subdivide its outstanding Common Stock, or (iii) combine its outstanding Common Stock into a smaller number of shares of Common Shares, the Conversion Value in effect on the opening of business on the record date for determining shareholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series C Preferred Stock immediately prior thereto shall be adjusted so that the holders of the Series C Preferred Stock shall be entitled to receive, upon the conversion of such shares of Series C Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series C Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph (d) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event.

                  (e) CONSOLIDATION, MERGER, EXCHANGE, ETC. In case the Company shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series C Preferred Stock.

                  (f) NOTICES OF RECORD DATE. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities of the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person or any voluntary or involuntary dissolution, liquidation, or winding up of the company, the Company shall mail to each


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holder of Series C Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

                  (g) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

                  (h) NOTICES. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Series C Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

                  (i) PAYMENT OF TAXES. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock.

                  (j) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against dilution or other impairment.

         7. NO REISSUANCE OF PREFERRED STOCK.

                  No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.



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         The foregoing amendment was adopted by the Board of Directors of the
Corporation pursuant to Written Consent of the Board of Directors of the Corporation dated July 24, 2000, acting unanimously pursuant to Section 607.0821 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed in its name by its President and its corporate seal to be affixed this 25th day of July, 2000.

                                                    --------------------------
                                                     Carl Herndon, President


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